EXHIBIT 3.2
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
FIXED INCOME CLIENT SOLUTIONS LLC

This Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Fixed Income Client Solutions LLC (the “Company”), is entered into by U.S. Bancorp, a Delaware corporation, as the sole member (the “Member”), and [Philip Martone], as the Special Member (as defined on Schedule A hereto).  Capitalized terms used and not otherwise defined herein have the meanings specified on Schedule A hereto.

WHEREAS, the Member has heretofore formed the Company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), by causing the Certificate of Formation to be filed with the office of the Secretary of State of the State of Delaware on December 28, 2010; and

WHEREAS, the Member has previously executed a limited liability company agreement in respect of the Company, dated as of December 28, 2010 (the “Original Agreement”);

NOW, THEREFORE, the Member and the Special Member hereby agree that the Original Agreement shall be and it hereby is, amended and restated to read in its entirety as follows:

Section 1.   Name.

The name of the Company heretofore formed and continued hereby is Fixed Income Client Solutions LLC.

Section 2.   Formation.

The Company was formed on December 28, 2010.  Any Officer (as defined on Schedule A attached hereto) of the Company to whom such authority is delegated, shall hereafter execute, or cause to be executed, all other instruments, certificates, notices and documents, and shall do, or cause to be done, all such filings, recordings, publications and other acts, in each case, as may be necessary or appropriate from time to time to comply with all applicable requirements of the Act and under the laws of all other jurisdictions in which the Company does or desires to conduct business.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, each Officer thereupon became designated “authorized persons” and shall continue as the designated “authorized persons” within the meaning of the Act.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 3.   Principal Business Office.

The principal business office of the Company shall be located at 214 N. Tryon Street, Suite 2636, Charlotte, North Carolina 28202 or such other location as may hereafter be determined by the Board.  The Company may from time to time have such other place or places of business as the Board may deem advisable.

Section 4.   Registered Office.

The Company shall maintain a registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Section 5.   Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Section 6.   Members.

                             (a)   The mailing address of the Member is specified on Schedule B attached hereto.  The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to the Original Agreement.

                             (b)   Subject to Sections 7 and 9(j), the Member may act by written consent.

                             (c)           Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 22, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 23), each Person acting as an Independent Director pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.  No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Director pursuant to Section 10; provided, however, that the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute member that is not a Special Member.  Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  A Special Member, in its capacity as Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of each Special Member, each person acting as an Independent Director pursuant to Section 10 shall execute a counterpart to this Agreement.  Prior to its admission to the Company as Special Member, each person acting as an Independent Director pursuant to Section 10 shall not be a member of the Company.

Section 7.	Purposes.

The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a) to acquire, own, hold, sell, transfer, deposit, assign, pledge, and otherwise deal with and in: (i) whole loans, loan participations, debt securities or asset backed securities issued by one or more corporations, banking organizations, insurance companies or special purpose vehicles (including trusts, limited liability companies, partnerships or other special purpose entities); (ii) obligations of one or more foreign private issuers; (iii) debt securities which represent obligations of the United States of America, any agency thereof for the payment of which the full faith and credit of the United States of America is pledged, or a United States government sponsored organization created pursuant to a federal statute; (iv) trust preferred securities or hybrid securities issued by one or more corporations, banking organizations, insurance companies or special purpose vehicles (including trusts, limited liability companies, partnerships or other special purpose entities); (v) common or preferred stock, issued by one or more corporations, banking organizations, insurance companies or special purpose vehicles (including trusts, limited liability companies, partnerships or other special purpose entities) (the securities described in clauses (i) through (v) above being “Underlying Securities”); and/or (vi) certain assets related or incidental to one or more Underlying Securities or other assets, including hedging contracts and other similar arrangements (such as puts, calls, interest rate swaps, currency swaps, floors, caps and collars), cash and assets ancillary or incidental to Underlying Securities (including assets obtained through foreclosure or in settlement of claims with respect thereto), credit derivatives and direct obligations of the United States (all such assets, together with any related Underlying Securities, “Deposit Assets”);

(b) to negotiate, authorize, execute, deliver, assume the obligation under, and perform, any agreement or instrument or document relating to the activities specified in this Section 7, including but not limited to, any trust agreement, indenture, reimbursement agreement, credit support agreement, indemnification agreement, placement agreement, underwriting agreement or purchase and sale agreement (all such agreements, instruments or documents, the “Basic Documents”);

(c) to conduct its business, carry on its operations, and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country, that may be necessary, convenient, or incidental to the accomplishment of the purposes specified in this Section 7;

(d) to acquire, by purchase, lease, contribution of property or otherwise, and to own, hold, operate, maintain, finance, improve, sell, transfer, assign, convey, exchange, lend, lease, sublease, mortgage, charge, pledge, grant security interests in, demolish or otherwise dispose of or deal with all or any part of the Company’s interest in Deposit Assets and related property;

(e) in furtherance of the Company’s purposes specified in this Section 7, to acquire Deposit Assets, establish trust funds for the issue, offer and sale of securities, and issue, offer and sell securities, and other obligations of the Company in the United States and elsewhere;

(f) to perform, or cause to be performed, all of the Company’s obligations under any agreement in furtherance of the purposes specified in this Section 7, including, without limitation, contracts with the Member or any Affiliate, and including this Agreement;

(g) to sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(h) to execute and deliver such documents on behalf of the Company as the Member may deem necessary or desirable for the Company’s business, in furtherance of the purposes specified in this Section 7;

(i) to employ such accountants, attorneys or other persons as shall be necessary for the proper operation of the Company in furtherance of the purposes specified in this Section 7;

(j) to indemnify any person or entity and to obtain all types of insurance;

(k) to open and maintain bank accounts for the Company’s funds;

(l) to own, hold, sell, dispose of, endorse, transfer and assign Deposit Assets including, without limitation, to grant a security interest in Deposit Assets;

(m) to engage in any activities necessary to hold, receive, exchange, sell, transfer, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownership or possession with respect to, Deposit Assets and related property, and any property or interest that may be acquired by the Company as a result of any distribution in respect of Deposit Assets and related property and any property received by the Company as a capital contribution from the Member;

(n) to execute, deliver, incur debt and other obligations and perform its obligations under any indenture, trust agreement or other financing agreement to be entered into by the Company relating to Deposit Assets (as such may be amended, supplemented or otherwise modified from time to time, a “Financing Agreement”), to execute and deliver, and to perform its obligations under, any amendments or supplements relating to any Financing Agreement and notes, certificates, or other instruments issued thereunder, and to engage in any activities necessary, appropriate or convenient, and to authorize, execute, deliver and perform any other agreement, notice or document, in connection with, relating to or contemplated by any Financing Agreement;

(o) to engage in any activities necessary, appropriate or convenient, and to authorize, execute and deliver any other agreement, notice or document (including the Basic Documents), in connection with or relating to the activities described in this Section 7, including the filing of any notices, applications, financing statements, and other documents necessary, advisable or convenient to comply with any applicable laws, statutes, rules and regulations;

(p) to take any and all other actions necessary to maintain the existence of the Company as a limited liability company in good standing under the laws of the State of Delaware and/or to qualify the Company to do business as a foreign limited liability company in any other state in which such qualification, in the opinion of the Board, is required; and

(q) to engage in any lawful business or activity that now or hereafter may be necessary, incidental, proper or advisable or convenient to accomplish the purposes specified in this Section 7.

The Company is hereby authorized to execute, deliver and perform, and any Officer on behalf of the Company is hereby authorized to execute and deliver, the Basic Documents, the Financing Agreements, and all other instruments, documents, agreements, certificates, notices or financing statements contemplated thereby or related thereto, and shall do, or cause to be done, all such filings, recordings, publications and other acts, in each case as may be necessary or appropriate from time to time to comply with applicable requirements under the Act and under the laws of all other jurisdictions in which the Company does or desires to conduct business, all without any further act, vote or approval of any Member, Director, Officer or other Person notwithstanding any other provision of this Agreement.  The foregoing authorization shall not be deemed a restriction on the powers of any Officer to enter into other agreements on behalf of the Company.

Section 8.	Powers.

Subject to Section 9(j), the Company, and the Board and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as specified in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.	Management.

                             (a)   Board of Directors.  Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of a Board consisting of one or more Directors appointed by the Member.  At all times, the Board shall be composed differently than that of any other Person (other than other bankruptcy-remote special-purpose entities that are Affiliates of the Company).  Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board.  The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10.  The initial number of Directors shall be three, one (1) of whom shall be an Independent Director pursuant to Section 10.  Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal.  Each Director shall execute and deliver the Management Agreement.  Directors need not be a Member.  The Directors of the Company as of the date hereof are listed on Schedule D hereto.

                             (b)   Powers.  Subject to Section 9(j), the Board shall have the power to do any and all acts necessary, convenient or incidental to or in furtherance of the purposes described herein, including all powers, statutory or otherwise.  Subject to Sections 7 and 9, the Board has the authority to bind the Company.

                             (c)   Meeting of the Board of Directors.  The Board of the Company may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by the President or Secretary on not less than one day’s notice (which notice may be waived) to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice (which notice may be waived) upon the written request of any one or more of the Directors.

                             (d)   Quorum; Acts of the Board.  At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

                             (e)   Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

                             (f)   Committees of Directors.

(i) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii) Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 9(j) and 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

                             (g)   Compensation of Directors; Expenses.  The Board shall have the authority to fix the compensation of Directors.  The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

                             (h)   Removal of Directors.  Unless otherwise restricted by law, any Director or the entire Board may be removed or expelled, with or without cause, at any time by the Member, and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of the Member.

                             (i)            Directors as Agents.  To the extent of their powers specified in this Agreement and subject to Section 9(j), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers specified in this Agreement shall bind the Company.  Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board, a Director may not bind the Company.

                             (j)            Limitations on the Company’s Activities.

(i) This Section 9(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii) The Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Director” or Sections 6(c), 7, 8, 9, 10, 17, 21, 22, 23, 24, 25, 26, 27, 30, 31 or 32 or Schedule A of this Agreement without the unanimous written consent of the Board (including all Independent Directors). Subject to this Section 9(j), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 32.

(iii) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, so long as any Obligation is outstanding, neither the Member nor the Board nor any Officer nor any other Person shall be authorized or empowered to, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Member and the Board (including all Independent Directors), take any Material Action; provided, however, that, so long as any Obligation is outstanding, the Board may not vote on, or authorize the taking of, any Material Action, unless there is at least one Independent Director then serving in such capacity

(iv) The Board shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of the Company’s business and that the loss thereof is not disadvantageous in any material respect to the Company. The Board also shall cause the Company to:

(A)	maintain its own separate office, books and records and bank accounts;

(B)	at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;

(C)	file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(D)	except as contemplated by the Basic Documents and the Financing Agreements, not commingle its assets with assets of any other Person;

(E)	conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(F)	maintain separate financial statements;

(G)	except as contemplated by the Basic Documents and the Financing Agreements, pay its own liabilities only out of its own funds (provided, that this provision shall not require the Member to make any additional capital contributions to the Company);

(H)	maintain an arm’s length relationship with its Affiliates and the Member;

(I)	pay the salaries of its own employees, if any (provided, that this provision shall not require the Member to make any additional capital contributions to the Company);

(J)	not hold out its credit or assets as being available to satisfy the obligations of others;

(K)	allocate fairly and reasonably any overhead for shared office space;

(L)	use stationery, invoices and checks that are separate from those of any other Person;

(M)	except as contemplated by the Basic Documents and the Financing Agreements, not grant a security interest in its assets for the benefit of any other Person;

(N)	correct any known misunderstanding regarding its separate identity;

(O)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities (provided, that this provision shall not require the Member to make any additional capital contributions to the Company);

(P)	cause the Board to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities; the first such annual meeting shall be held within one year of the filing of the Certificate of Formation of the Company

(Q)	not acquire any securities of the Member; and

(R)	cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, the Member, or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

(v) So long as any Obligation is outstanding, the Board shall not cause or permit the Company to:

(A)	except as contemplated by the Basic Documents or the Financing Agreements, guarantee any obligation of any Person, including any Affiliate;

(B)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Basic Documents, the Financing Agreements, or this Section 9(j);

(C)	incur, create or assume any indebtedness other than as expressly permitted under the Basic Documents or the Financing Agreements;

(D)	make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Basic Documents and the Financing Agreements and may make any advance required or permitted to be made pursuant to any provisions of the Basic Documents and the Financing Agreements and permit the same to remain outstanding in accordance with such provisions;

(E)	to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, or asset sale other than such activities as are expressly permitted pursuant to any provision of the Basic Documents or the Financing Agreements and subject to obtaining any approvals required under this Agreement; or

(F)	commence a voluntary case or proceeding under any insolvency law without the prior unanimous affirmative vote of all of its Directors (including the Independent Director).

Section 10.          Independent Directors.

So long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one (1) Independent Director who will be appointed by the Member.  To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Director shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(j)(iii).  No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Management Agreement, and (ii) shall have executed a counterpart to this Agreement as required by Section 6(c).  In the event of a vacancy in the position of Independent Director, the Member shall, as soon as practicable, appoint a successor Independent Director.  All right, power and authority of the Independent Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically specified in this Agreement.  Except as provided in the second sentence of this Section 10, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.  No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11.          Officers.

          (a)          Officers.  The Officers of the Company shall consist of at least a President, a Secretary and a Treasurer.  The additional or successor Officers of the Company shall be chosen by the Board.  The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by the Board.  The Officers of the Company as of the date hereof are listed on Schedule E hereto.

                             (b)          President.  The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Board to some other or to an additional Officer or Officers or agent or agents of the Company; and (iii) as otherwise permitted in Section 11(c).

                             (c)           Vice President.  In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents, if any, shall have such authority and perform such other duties and have such other powers in the management and operation of the Company as are incident to their office and as the Board may from time to time prescribe or as specified herein.

                             (d)          Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Member and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary, and shall have such authority and perform such other duties and have such other powers in the management and operation of the Company as are incident to their office and as the Board may from time to time prescribe or as specified herein.

                             (e)           Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer, and shall have such authority and perform such other duties and have such other powers in the management and operation of the Company as are incident to their office and as the Board may from time to time prescribe or as specified herein.

                             (f)   Officers as Agents.  The Officers, to the extent of their powers specified in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

                     (g)          Duties of Board and Officers.  Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12.         Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Special Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Director of the Company.

Section 13.         Capital Contributions.

The Member has contributed to the Company property of an agreed aggregate value as listed on Schedule B attached hereto.  In accordance with Section 6(c), no Special Member shall be required to make any capital contributions to the Company.

Section 14.         Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may in its discretion make additional capital contributions to the Company at any time.  To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B to this Agreement.  The provisions of this Agreement, including this Section 14, are intended to benefit the Member and any Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and any Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.         [Reserved].

Section 16.         Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 17.         Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board in its sole discretion.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document or Financing Agreement.

Section 18.         Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Board.  The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Board.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board.

Section 19.         Reports.

         (a)           The Board shall use diligent efforts to cause to be prepared and mailed to the Member, within 90 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

                                             (i)     a balance sheet of the Company;

                                             (ii)   an income statement of the Company for such fiscal year; and

                                             (iii)   a statement of the Member’s capital account.

                             (b)   The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.

                             (c)     The fiscal year of the Company for financial statement and federal income tax purposes shall be determined by the Board.

Section 20.         Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member, any Special Member and any Officer, Director, employee or agent of the Company and any Affiliate of the Member or any Special Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 21.         Exculpation and Indemnification.

                             (a)   To the fullest extent permitted by applicable law, neither the Member nor any Special Member nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member or any Special Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such

Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

                             (b)   To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 21 by the Company shall be provided out of and to the extent of Company assets only, and the Member and any Special Member shall not have personal liability on account thereof; and provided, further, that so long as any Obligation is outstanding, no payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 21 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents or the Financing Agreements.

                             (c)   To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 21.

                             (d)   A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets or liabilities of the Company, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

                             (e)   To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

                             (f)   The foregoing provisions of this Section 21 shall survive any termination of this Agreement.

Section 22.         Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 22, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 23.         Resignation.

So long as any Obligation is outstanding, the Member may not resign, except in compliance with the Basic Documents and the Financing Agreements.  If the Member is permitted to resign pursuant to this Section 22, a substitute member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 24.         Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

Section 25.         Dissolution.

                             (a)   Subject to Section 9(j), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 22, or (ii) the resignation of the Member and the admission of a substitute member of the Company pursuant to Section 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

                             (b)          Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

                             (c)           Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree to dissolve the Company upon the Bankruptcy of the Member or a Special Member, or the occurrence of an event that causes the Member or a Special Member to cease to be a member of the Company.

                             (d)   In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, specified in Section 18-804 of the Act.

                             (e)   The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 26.         Waiver of Partition; Nature of Interest.

To the fullest extent permitted by law, each of the Member and any Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 17 hereof.  The interest of the Member in the Company is personal property.

Section 27.         Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or of a Special Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 30).

Section 28.         Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 29.         Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 30.         Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including without limitation Sections 6(c), 7, 8, 9, 10, 17, 21, 22, 23, 24, 25, 26, 27, 30, 31 and 32, constitutes the legal, valid and binding agreement of the Member, and is enforceable against the Member by each Independent Director, in accordance with its terms.  In addition, each Independent Director shall be an intended beneficiary of this Agreement.

Section 31.         Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), and all rights and remedies shall be governed by said laws.

Section 32.         Amendments.

Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

Section 33.         Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 34.         Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 3, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 35.         Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representative, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the 17th day of March, 2011.

MEMBER:

U.S. BANCORP

By: /s/ Richard B. Payne
Name: Richard B. Payne
Title: Vice Chairman

SPECIAL MEMBER:

/s/ Philip Martone
Name: Philip Martone

[Fixed Income Client Solutions LLC Amended and Restated Limited Liability Company Agreement]

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning specified in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” specified in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” has the meaning specified in Section 7(b).

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 28, 2010, as amended or amended and restated from time to time.

“Company” means Fixed Income Client Solutions LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning specified in Section 21(a).

“Directors” means the Persons elected to the Board from time to time by the Member, including the Independent Directors, in their capacity as managers of the Company.  A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Financing Agreement” has the meaning specified in Section 7(n).

“Independent Director” means a natural person who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, partner, equity holder, creditor, debtor or officer of the Company, the Member or any of their Affiliates (other than his or her service as an Independent Director of any special purpose bankruptcy remote entity); (ii) a customer or supplier of the Company, the Member, or any of their respective Affiliates (other than as an independent director); or (iii) any member of the immediate family of a person described in (i) or (ii).

“Management Agreement” means the agreement of the Directors in the form attached hereto as Schedule C.  The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company (except as contemplated by the Basic Documents or the Financing Agreements), or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means U.S. Bancorp, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include any Special Member.

“Obligations” means all notes and certificates issued pursuant to the Basic Documents or the Financing Agreements.

“Officer” means an officer of the Company described in Section 11.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization or entity, whether or not a legal entity, and any governmental authority.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 6(c), a person acting as Independent Director, in such person’s capacity as a member of the Company.  A Special Member shall only have the rights and duties expressly specified in this Agreement.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Aggregate Capital Contribution	Membership Interest
U.S. Bancorp	800 Nicollet Mall Minneapolis, Minnesota 55042	$15,000	100%

B-1

SCHEDULE C

Management Agreement

March 17, 2011

Fixed Income Client Solutions LLC
214 N. Tryon Street
Suite 2636
Charlotte, North Carolina 28202

Re:	Management Agreement – Fixed Income Client Solutions LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as Directors of Fixed Income Client Solutions LLC, a Delaware limited liability company (the “Company”), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 17, 2011 (as amended, restated, or otherwise supplemented from time to time, the “LLC Agreement”), hereby agrees as follows:

1.   Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement.  Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2.   So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3.   THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Capitalized terms used and not otherwise defined herein have the meanings specified in the LLC Agreement.

C-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

C-2

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the date first above written.

_____________________________________
James Kelligrew

_____________________________________
James Whang

_____________________________________
Philip Martone (Independent Director)

[Fixed Income Client Solutions LLC Management Agreement]

SCHEDULE D

DIRECTORS

1.  James Kelligrew

2.  James Whang

3.  Philip Martone (Independent Director)

D-1

SCHEDULE E

OFFICERS

James Kelligrew	President

James Whang	Treasurer

Preetha Gist	Secretary

E-1